Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-103646 and 333-118696) and Form S-3 (No. 333-104188) of Dade Behring Holdings, Inc. of our report dated March 7, 2006 of the Company relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Chicago, Illinois
March 7, 2006